Exhibit 99.1

Viragen’s Multiferon® Approved in Sweden

for First-Line Adjuvant Treatment of

Malignant Melanoma

- New Therapy Benefits Overall Survival

- EU Strategy includes Post-Marketing Study

PLANTATION, FLORIDA – February 21, 2006 – Viragen, Inc. (AMEX: “VRA”) and its majority-owned subsidiary, Viragen International, Inc. (OTC BB: “VGNI”) today announced that the Swedish Medical Products Agency (MPA) approved Multiferon® (multi-subtype, natural human alpha interferon) for the first-line adjuvant treatment of high-risk (Stages IIb-III) malignant melanoma following dacarbazine (DTIC) after surgical removal of tumors. Viragen will officially launch this new malignant melanoma indication this month.

“We have long been dedicated to the positioning of Multiferon® as a leading therapy for certain cancers, and this approval validates our many years of hard work devoted to providing new hope for patients for the treatment of malignant melanoma,” stated Örjan Norberg, Managing Director of ViraNative AB, the Viragen subsidiary, which manufactures Multiferon® in Umeå, Sweden. “We are extremely proud that long-term studies have supported the use of Multiferon® in this cancer indication, and that our product has been shown to provide significant survival benefits, while also being well tolerated.”

Approval for Multiferon® in sequential combination with DTIC was granted based on clinical trial data that demonstrated a statistically significant advantage over untreated controls in terms of survival-without-distant-metastasis and overall survival.

The current approved therapy for high-risk malignant melanoma in Sweden may include recombinant alpha interferon, following resection, for up to 18 months, sometimes in a high-dose regimen. By comparison, two doses of dacarbazine followed by low-dose Multiferon® for six months represents a significant reduction in total treatment time and cost.

Viragen, Inc.

865 SW 78th Avenue, Suite 100, Plantation, Florida 33324 – Telephone (954) 233-8746 – Fax (954) 233-1414

Viragen’s President and CEO, Charles A. Rice, commented, “We will now collaborate with the MPA and EU regulatory authorities to initiate the process for seeking broader European approvals through the Mutual Recognition Procedure. As we adapt our marketing activities in Sweden to immediately generate new sales of Multiferon®, we will also provide support to our global license partners to expand this approval of Multiferon® in our international markets. In coordination with our expert Melanoma Advisory Board, we have initiated the process to conduct a post-marketing supporting clinical trial with Multiferon® on a pan-European basis. The trial is scheduled to include up to 1,000 patients in multiple centers across Europe and is expected to build additional clinical evidence of the value of Multiferon® in cancer therapy.”

According to Cancer Research UK, Sweden reports the highest per capita incidence of malignant melanoma in men in Europe and the third highest incidence in women. (Based on 2002 Data)

Sequential DTIC/Multiferon® Therapy for High-Risk Malignant Melanoma:

Following resection, patients receive two doses of dacarbazine, followed by a 6-month regimen of Multiferon® at three doses per week (3 MIU) by subcutaneous injection.

About Malignant Melanoma:

Skin cancer is the most common type of cancer, accounting for more than 50% of all cancers. Melanoma accounts for approximately 4% of skin cancer cases, but causes 79% of skin cancer deaths. About 132,000 people worldwide are diagnosed with melanoma each year, and more than 37,000 die from the disease annually. According to Decision Resources, current pharmaceutical therapies are extremely toxic and ineffective in the majority of patients, and they predict that any emerging therapy that can bring modest improvements in overall survival and tolerability will revolutionize the treatment of malignant melanoma.

Decision Resources reports that the current worldwide melanoma therapeutics market is estimated at $437 million and is expected to exceed $1.1 billion worldwide by 2013. The European market is estimated to be approximately one-third of this total.

About Alpha Interferon:

The majority of marketed alpha interferons are single-subtype recombinant interferons. Therapy resistance is not unusual with recombinant interferons as a significant percentage of patients fail to respond or are unable to tolerate the adverse side effects commonly associated with high dosing, as is sometimes prescribed for melanoma treatment.

About Multiferon®:

Multiferon® is a highly purified, multi-subtype, natural human alpha interferon. Marketed as “The natural choice™”, it is approved for sale in ten international markets (non-U.S.) for the first-line or rescue therapy for a broad range of infectious diseases and cancers. For more information, visit: http://www.Multiferon.com

Viragen, Inc.

865 SW 78th Avenue, Suite 100, Plantation, Florida 33324 – Telephone (954) 233-8746 – Fax (954) 233-1414

About Viragen, Inc.:

With global operations in the U.S., Scotland and Sweden, Viragen is a biotechnology company engaged in the research, development, manufacture and commercialization of pharmaceutical proteins for the treatment of viral diseases and cancers. Our product portfolio includes: Multiferon® (multi-subtype, natural human alpha interferon) targeting a broad range of infectious and malignant diseases; and humanized monoclonal antibodies targeting specific antigens over-expressed on many types of cancers. We are also pioneering the development of Avian Transgenic Technology, with the renowned Roslin Institute, as a revolutionary manufacturing platform for the large-scale, efficient and economical production of human therapeutic proteins and antibodies.

For more information, please visit: http://www.Viragen.com

Viragen, Inc. Corporate Contact:

Douglas Calder, Director of Communications

Phone: (954) 233-8746; Fax: (954) 233-1414

E-mail: dcalder@viragen.com

The foregoing press announcement contains forward-looking statements that can be identified by such terminology such as “expects,” “potential,” “suggests,” “may,” “should,” “could,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management’s expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the Company’s ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Viragen, Inc.

865 SW 78th Avenue, Suite 100, Plantation, Florida 33324 – Telephone (954) 233-8746 – Fax (954) 233-1414

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